EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-07589, No. 333-31105, No. 333-83235, and No. 333-126876 each on Form S-8, of our report dated March 1, 2007 on our audits of the consolidated financial statements of Heritage Oaks Bancorp and Subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 1, 2007